================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 30, 2003

                            Jupitermedia Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                     000-26393                   06-1542480
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File No.)         (I.R.S. Employer
     of incorporation)                                       Identification No.)

23 Old Kings Highway South
Darien, Connecticut                                                 06820
--------------------------------------------------------------------------------
(Address of principal                                            (Zip Code)
  executive offices)

Registrant's telephone number, including area code: (203) 662-2800
                                                    --------------

                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
        ------------------------------------

            On June 30, 2003 (the "Closing Date"), the Registrant consummated the acquisition of all of the stock of ArtToday, Inc., an Arizona corporation, pursuant to a Stock Purchase Agreement, dated June 24, 2003, between International Microcomputer Software, Inc. and the Registrant.

            The closing of this acquisition was initially reported by the Registrant in a Current Report on Form 8-K filed on July 1, 2003. This Amendment is being filed to amend and restate Items 7(a) and 7(b) of such report in their entirety.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
         ---------------------------------

            (a) Financial Statements of Business Acquired:
                -----------------------------------------

                       The financial statements of ArtToday, Inc. and the report of Grant Thornton LLP, the independent public accountants relating to such financial statements, are attached hereto.

            (b) Pro Forma Financial Information:
                -------------------------------

                       The unaudited pro forma condensed consolidating financial statements of the Registrant attached hereto are not necessarily indicative of the results that actually would have been attained if the acquisition had been in effect on the dates indicated or which may be attained in the future. Such statements should be read in conjunction with the historical financial statements of the Registrant and ArtToday, Inc.

            (c) Exhibits:

                       2.1 Stock Purchase Agreement dated June 24, 2003, between International Microcomputer Software, Inc. and Jupitermedia Corporation*

                       99.1 Press release, dated July 1, 2003, of Jupitermedia Corporation *

-------------------------
    * Previously filed in the Current Report on Form 8-K filed by the Registrant on July 1, 2003.

                                 ARTTODAY, INC.

                      INDEX TO AUDITED FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----

Report of Independent Certified Public Accountants                          4

Balance Sheets as of June 30, 2002 and June 30, 2003                        5

Statements of Operations for the Years Ended June 30, 2002 and
  June 30, 2003                                                             6

Statements of Changes in Stockholder's Equity for the Years
  Ended June 30, 2002 and June 30, 2003                                     7

Statements of Cash Flows for the Years Ended June 30,
  2002 and June 30, 2003                                                    8

Notes to Financial Statements                                              9-15

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors of ArtToday, Incorporated:

      We have audited the accompanying balance sheets of ArtToday, Inc. as of June 30, 2002 and 2003, and the related statements of operations, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ArtToday, Inc. as of June 30, 2002 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                               GRANT THORNTON LLP




San Francisco, California
August 14, 2003

                                 ARTTODAY, INC.

                                 BALANCE SHEETS

                             JUNE 30, 2002 AND 2003

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                         JUNE 30,
                                                                                           -----------------------------------
                                     ASSETS                                                    2002                   2003
                                                                                           ------------           ------------
Current assets:
    Cash and cash equivalents                                                              $        421           $         44
    Restricted cash                                                                                  --                     65
    Accounts receivable, less allowance for doubtful accounts of $0 and $1, respectively             93                     48
    Due from parent                                                                                 217                  1,275
    Prepaid expenses and other                                                                       55                    285
                                                                                           ------------           ------------
                      Total current assets                                                          786                  1,717


Property and equipment, net                                                                       1,057                    410
Intangible assets, net                                                                              860                  1,036
Other assets                                                                                          9                     39
                                                                                           ------------           ------------
                      Total assets                                                         $      2,712           $      3,202
                                                                                           ============           ============

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
    Accounts payable                                                                       $         77           $        100
    Accrued expenses                                                                                 83                    116
    Accrued compensation                                                                             62                     60
    Current portion of long-term liabilities                                                        173                    230
    Deferred revenues                                                                             1,044                  1,616
                                                                                           ------------           ------------
                      Total current liabilities                                                   1,439                  2,122

Long-term liabilities                                                                               360                    435
                                                                                           ------------           ------------
                      Total liabilities                                                           1,799                  2,557
                                                                                           ------------           ------------

Commitments and contingencies                                                                        --                     --

Stockholder's equity
    Common stock, $.01 par value 1,000,000 shares authorized 226,878 shares
       issued and outstanding at June 30, 2002 and 2003, respectively                                 2                      2
    Additional paid-in capital                                                                    3,523                  3,523
    Accumulated deficit                                                                          (2,612)                (2,880)
                                                                                           ------------           ------------
         Total stockholder's equity                                                                 913                    645
                                                                                           ------------           ------------
         Total liabilities and stockholder's equity                                        $      2,712           $      3,202
                                                                                           ============           ============

                       See notes to financial statements.

                                 ARTTODAY, INC.

                            STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 2002 AND 2003

                                 (IN THOUSANDS)



                                                                                                    YEAR ENDED JUNE 30,
                                                                                           -----------------------------------
                                                                                               2002                   2003
                                                                                           ------------           ------------
Revenues                                                                                   $      4,152           $      5,249
Cost of revenues                                                                                    324                    476
                                                                                           ------------           ------------

Gross profit                                                                                      3,828                  4,773
                                                                                           ------------           ------------
Operating expenses:
    Advertising, promotion and selling                                                              485                    812
    General and administrative                                                                    2,713                  3,252
    Research and development                                                                        746                    947
                                                                                           ------------           ------------
 Total operating expenses                                                                         3,944                  5,011
                                                                                           ------------           ------------

Operating loss                                                                                     (116)                  (238)

Interest income                                                                                       4                      3
Interest expense                                                                                     (5)                   (33)
                                                                                           ------------           ------------

Net loss                                                                                   $       (117)          $       (268)
                                                                                           ============           ============



                       See notes to financial statements.

                                 ARTTODAY, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                   FOR THE YEARS ENDED JUNE 30, 2002 AND 2003

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)





                                      COMMON STOCK                      ADDITIONAL                                    TOTAL
                           ----------------------------------            PAID-IN             ACCUMULATED           STOCKHOLDER'S
                              SHARES                AMOUNT               CAPITAL               DEFICIT                EQUITY
                           ------------          ------------          ------------          ------------          ------------
Balance at
    July 1, 2001                226,878          $          2          $      3,523          $     (2,495)         $      1,030
    Net loss                         --                    --                    --                  (117)                 (117)
                           ------------          ------------          ------------          ------------          ------------
Balance at
    June 30, 2002               226,878                     2                 3,523                (2,612)                  913
    Net loss                         --                    --                    --                  (268)                 (268)
                           ------------          ------------          ------------          ------------          ------------
Balance at
    June 30, 2003               226,878          $          2          $      3,523          $     (2,880)         $        645
                           ============          ============          ============          ============          ============










                       See notes to financial statements.

                                 ARTTODAY, INC.

                            STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 2002 AND 2003

                                 (IN THOUSANDS)

                                                                                                     YEAR ENDED JUNE 30,
                                                                                             -----------------------------------
                                                                                                 2002                   2003
                                                                                             ------------           ------------
Cash flows from operating activities:
    Net loss                                                                                 $       (117)          $       (268)
    Adjustments to reconcile net loss to net cash provided by operating activities:
        Depreciation and amortization                                                               1,080                  1,068
        Provision for allowance for doubtful accounts                                                   1                      1
        Gain on disposal of property and equipment                                                     (5)                    --
    Changes in current assets and liabilities:
        Accounts receivable                                                                           (28)                    44
        Due from parent                                                                              (812)                (1,058)
        Prepaid expenses and other                                                                    196                   (230)
        Other assets                                                                                   (9)                   (30)
        Accounts payable                                                                               35                     23
        Accrued expenses                                                                               54                     33
        Accrued compensation                                                                           23                     (2)
        Deferred revenues                                                                            (117)                   572
                                                                                             ------------           ------------
             Net cash provided by operating activities                                                301                    153
                                                                                             ------------           ------------
Cash flows from investing activities:
    Capital expenditures                                                                              (87)                  (179)
    Investment in restricted cash                                                                      --                    (65)
    Acquisitions of intangible assets                                                                 (20)                   (48)
                                                                                             ------------           ------------
             Net cash used in investing activities                                                   (107)                  (292)
                                                                                             ------------           ------------
Cash flows from financing activities:
    Repayments of long-term liabilities                                                              (236)                  (238)
                                                                                             ------------           ------------
             Net cash provided by financing activities                                               (236)                  (238)
                                                                                             ------------           ------------
Net change in cash and cash equivalents                                                               (42)                  (377)
Cash and cash equivalents, beginning of period                                                        463                    421
                                                                                             ------------           ------------
Cash and cash equivalents, end of period                                                     $        421           $         44
                                                                                             ============           ============

Supplemental disclosures of cash flow:
    Cash paid for interest                                                                   $          5           $         33
                                                                                             ============           ============
    Cash paid for income taxes                                                               $         --           $         --
                                                                                             ============           ============
Non-cash investing and financing activities:
    Intangible assets acquired by issuance of notes payable                                  $        637           $        370
                                                                                             ============           ============

                       See notes to financial statements.

                                 ARTTODAY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 2002 AND 2003


1.  BASIS OF PRESENTATION OF THE ACQUIRED BUSINESSES

            On June 30, 2003 (the "Closing Date"), Jupitermedia Corporation ("Jupitermedia") consummated the acquisition (the "Acquisition") of all the stock of ArtToday, Inc. ("ArtToday"), an Arizona Corporation, pursuant to a Stock Purchase Agreement (the "Purchase Agreement"), dated June 24, 2003, between International Microcomputer Software, Inc. ("IMSI") and Jupitermedia.

            The consideration paid in the Acquisition (which was determined as a result of arms'-length negotiations) consisted of cash in the amount of $13 million and 250,000 unregistered shares of Jupitermedia's common stock. Subsequent to the Closing Date, these shares were registered through an S-3 registration statement filed by Jupitermedia with the Securities and Exchange Commission on August 27, 2003 and amended on September 8, 2003. The purchase price is subject to adjustment after the Closing Date based on the adjusted net assets of ArtToday as of the Closing Date. Furthermore, additional cash earnout payments may be made based on net revenues derived from ArtToday for the six consecutive months following the Closing Date (the "First Earnout Period"), the six consecutive months following the First Earnout Period (the "Second Earnout Period"), and the twelve consecutive months following the Second Earnout Period.

            ArtToday.com offers paid online subscriptions for photographs, clipart, Web graphics, animations and fonts. The ArtToday.com Network of Web sites includes Photos.com, ClipArt.com, Graphics.com, FlashComponents.com and RebelArtist.com, among others. ClipArt.com is a subscription-based graphics resource on the Web with more than 2.5 million clipart images, animations, photos, fonts and sounds. The entire ArtToday.com Network of Web sites generates in excess of 60 million page views per month and has approximately 3.0 million unique visitors per month.

            During fiscal 2002 and 2003, ArtToday was a wholly owned subsidiary of IMSI. During both years, ArtToday was allocated certain expenses and received certain services from IMSI. Accordingly, ArtToday's financial position and results of operations might be different if it operated as a standalone entity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            REVENUE RECOGNITION. Subscription revenues are deferred and then reflected proportionally in operations over the term of the service period, which is generally up to one year. Deferred revenues relate to the portion of collected subscription fees that have not yet been recognized as revenue. Licensing revenue relates to the licensing of the ArtToday subscription database of images, animations, photos, fonts or sounds. Licensing revenue is recognized on a monthly basis during the term of the license as earned. List rental revenue relates to customer subscriptions to ArtToday's opt-in e-mail lists. Revenue is recorded on a per use basis for the rental of the list names and recognized at the time of use.

            RESEARCH AND DEVELOPMENT. Research and development costs primarily consist of costs attributable to the development of new products and are expensed as incurred.

            USE OF ESTIMATES IN THE FINANCIAL STATEMENTS. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            CASH AND CASH EQUIVALENTS. Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. Substantially all cash and cash equivalents were held with one financial institution at June 30, 2002 and 2003.

            At June 30, 2003, there was approximately $65,000 of restricted cash that is classified as a current asset. The restricted cash represents a certificate of deposit collateralizing future payments under an operating lease.

            FINANCIAL INSTRUMENTS. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenues approximate fair value because of the relatively short maturity of these instruments.

            CONCENTRATION OF CREDIT RISK. No customer accounted for greater than 10% or more of revenues during the years ended June 30, 2002 and 2003.

            PROPERTY AND EQUIPMENT. Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives that range from three to five years. Leasehold improvements, leased computers and leased software are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

            INTANGIBLE ASSETS. Intangible assets consist of domain names registered for ArtToday's exclusive use and capitalized content acquired for ArtToday's exclusive use. Domain names and capitalized content are amortized over a period of 36 to 60 months. In addition, intangibles include goodwill recorded related to IMSI's acquisition of ArtToday in fiscal 1999. Total goodwill at June 30, 2003 was $407,000 less accumulated amortization of $315,000. In accordance with SFAS No. 141, "Business Combinations", no amortization of goodwill was recorded in fiscal 2002 and 2003. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is tested for impairment annually, or more frequently if circumstances indicated the potential for impairment.

            IMPAIRMENT OF LONG-LIVED ASSETS. ArtToday periodically evaluates the recoverability of the carrying amount of long-lived assets (including property, plant and equipment and other intangible assets) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment losses are assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are charged to expense. Long-lived assets to be disposed of are carried at fair value less costs to sell.

            ADVERTISING AND PROMOTION EXPENSE. ArtToday expenses advertising and promotion costs as incurred. Advertising and promotion costs were $189,000 and $269,000 for the years ended June 30, 2002 and 2003, respectively.

            INCOME TAXES. Operating results of ArtToday are included in the consolidated federal income tax returns of IMSI for the years ended June 30, 2002 and 2003. IMSI filed combined state income tax returns in Arizona. The deferred income tax amounts presented in the footnotes were determined on a standalone basis for ArtToday in accordance with SFAS No. 109 "Accounting for Income Taxes" ("FAS 109") and are not necessarily reflective of actual amounts attributable to ArtToday.

            ArtToday accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using presently enacted tax rates. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances have been established to reduce deferred tax assets to the amounts expected to be realized.

            STOCK BASED COMPENSATION. ArtToday accounts for stock-based compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," under which compensation cost is recorded as the difference between the fair value and the exercise price at the date of grant, and is recorded on a straight-line basis over the vesting period of the underlying options. ArtToday has adopted the disclosure only provisions of Statement of Financial Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation". No compensation expense has been recognized in the accompanying financial statements pursuant to stock options issued as the option terms are fixed and the exercise price equals the market price of the underlying stock on the date of grant for all options granted.

            Had compensation costs for the stock options been determined based upon the fair value at grant dates for awards consistent with the method prescribed by SFAS 123, the net loss would have been increased to the proforma amounts indicated below (in thousands):

                                                       YEAR ENDED JUNE 30,
                                                    -------------------------
                                                      2002             2003
                                                    --------         --------
Net loss
  As reported                                       $   (117)        $   (268)
  Pro forma charge                                        (8)              (1)
                                                    --------         --------
  Pro forma                                         $   (125)        $   (269)
                                                    ========         ========

            These pro forma amounts may not be representative of future periods since the estimated fair value of stock options is amortized to expense over the vesting period.

            The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in fiscal 2002 and 2003: risk-free interest rates of 4.55% and 2.62%, respectively; expected lives of three years; expected dividend rate of zero, and expected volatility of 181% and 135%, respectively.

3.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

                                                             JUNE 30,
                                                    -------------------------
                                                      2002             2003
                                                    --------         --------
Computer equipment and software                     $  3,628         $  3,700
Leased computer equipment                                414              420
Leased software                                           26              124
Furniture and fixtures                                    91               91
Leasehold improvements                                    67               70
                                                    --------         --------
                                                       4,226            4,405
Less:  Accumulated depreciation                       (3,169)          (3,995)
                                                    --------         --------
Property and equipment, net                         $  1,057         $    410
                                                    ========         ========

Depreciation expense during the years ended June 30, 2002 and 2003 was $879,000 and $826,000, respectively.

4.  INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

                                                             JUNE 30,
                                                    -------------------------
                                                      2002             2003
                                                    --------         --------
Domain names                                        $  1,058         $  1,428
Goodwill                                                 407              407
Capitalized content                                       20               68
                                                    --------         --------
                                                       1,485            1,903
Less:  Accumulated amortization                         (625)            (867)
                                                    --------         --------
Intangible assets, net                              $    860         $  1,036
                                                    ========         ========

Amortization expense during the years ended June 30, 2002 and 2003 was $201,000 and $242,000, respectively.

5.  LONG-TERM LIABILITIES

Long-term liabilities consists of the following (in thousands):

                                                             JUNE 30,
                                                    -------------------------
                                                      2002             2003
                                                    --------         --------
Notes payable                                       $    505         $    654
Other obligations                                         28               11
                                                    --------         --------
                                                         533              665
Less:  Current portion of long-term
       liabilities                                      (173)            (230)
                                                    --------         --------
                                                    $    360         $    435
                                                    ========         ========

            In February 2002, as consideration for the purchase of the Graphics.com domain name, ArtToday issued a note payable for $146,000 with a term of 32 months at an interest rate of 6% per annum.

            In March 2002, as consideration for the purchase of the Clip-Art.com domain name, ArtToday issued a note payable for $169,000 with a term of 30 months at an interest rate of 6% per annum.

            In March 2002, as consideration for the purchase of the Graphicsnews.com domain name, ArtToday issued a note payable for $40,000 with a term of six months. There was no interest associated with the issuance of this note.

            In May 2002, as consideration for the purchase of the Photos.com domain name, ArtToday issued a note payable for $326,000 with a term of six years at an interest rate of 6% per annum.

6.  INCOME TAXES

            Operating results of Art Today were included in the consolidated federal income tax return of IMSI for the years ended June 30, 2002 and 2003. IMSI filed combined state income tax returns in Arizona. The deferred tax amounts presented below were determined on a standalone basis for ArtToday in accordance with FAS 109 FAS 109, and are not necessarily reflective of actual benefits to be realized. A full valuation allowance has been provided against all net deferred tax assets.

        As of June 30, 2002 and 2003, ArtToday had future federal and state income tax benefits as follows (in thousands):

                                                                           JUNE 30,
                                                                  -------------------------
                                                                    2002             2003
                                                                  --------         --------
        Depreciation of property and equipment                    $    685         $    809

        Amortization of intangible assets                              136              190
        Net operating losses                                           392              284
        Reserves recorded for financial reporting purposes              25               24
                                                                  --------         --------
        Total future federal and state income tax benefits           1,238            1,307
        Less: Valuation allowance                                   (1,238)          (1,307)
                                                                  --------         --------
        Deferred income tax assets                                $   --           $   --
                                                                  ========         ========

        As of June 30, 2003, ArtToday had $710,000 of net operating losses for federal and state income tax purposes, which began to expire in 2002.

7.  COMMITMENTS AND CONTINGENCIES

            ArtToday has entered into an operating lease for its office facilities and various computer and phone equipment leases. Under the lease agreement for its office facilities, ArtToday is obligated to pay a proportionate share of all utility costs for these premises. Rent expense for leased office facilities was approximately $68,000 and $71,000 for the years ended June 30, 2002 and 2003, respectively.

            Future scheduled payments under all operating leases and notes payable are as follows (in thousands):

                                                     Operating         Notes
            Year Ending June 30,                       Leases         Payable
           ------------------------------------       --------        --------
            2004                                      $    357        $    257
            2005                                           171             186
            2006                                            33             148
            2007                                          --               148
            2008                                          --                48
                                                      --------        --------
                                                      $    561        $    787
                                                      ========        ========

8.  RELATED PARTY TRANSACTIONS

            During fiscal 2002 and 2003, the parent of ArtToday, IMSI, provided certain administrative services on behalf of ArtToday, including processing payroll and benefits for all ArtToday employees. IMSI charged ArtToday approximately $1.0 million and $1.2 million for the years ended June 30, 2002 and 2003, respectively. Certain images included in ArtToday's database are owned by IMSI for which a royalty is paid for their inclusion. This royalty was approximately $13,000 and $9,000 for the years ended June 30, 2002 and 2003, respectively. IMSI maintains a relationship with an e-mail service provider that acts as agent for opt-in email lists that are owned by ArtToday. This provider pays IMSI directly on behalf of ArtToday. During the years ended June 30, 2002 and 2003, these payments amounted to approximately $106,000 and $80,000, respectively. From April 2002 through September 2002, IMSI charged ArtToday $20,000 per month as a fee for the management of ArtToday's business. As of June 30, 2002 and 2003, ArtToday had a receivable of $217,000 and $1.3 million, respectively, from IMSI as a result of intercompany loans to IMSI offset by payables to IMSI pursuant to the aforementioned administrative services.

9.  EMPLOYEE BENEFIT PLANS

            IMSI

            IMSI granted stock options to ArtToday employees to purchase shares of IMSI. Option activity under the plan related to the employees of ArtToday is as follows:

                                                      JUNE 30, 2002              JUNE 30, 2003
                                                 ----------------------      ----------------------
                                                               WEIGHTED                    WEIGHTED
                                                                AVERAGE                     AVERAGE
                                                NUMBER OF      EXERCISE     NUMBER OF      EXERCISE
                                                 OPTIONS         PRICE       OPTIONS         PRICE
                                                 -------        -------      -------        -------
Outstanding at beginning of year                  23,750        $  7.41      280,550        $  1.04
Granted                                          256,800           0.45       65,000           0.59
                                                 -------        -------      -------        -------
Outstanding at end of year                       280,550        $  1.04      345,550        $  0.95
                                                 =======        =======      =======        =======
Options exercisable at end of year                64,298        $  2.94      160,832        $  1.46
                                                 =======        =======      =======        =======
Weighted average fair value of options
   granted during the year                                      $  0.43                     $  0.51

            The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in fiscal 2002 and 2003: risk-free interest rates of 4.55% and 2.62%, respectively; expected lives of three years; expected dividend rate of zero, and expected volatility of 181% and 135%, respectively.

            ArtToday

            In February 2000, ArtToday adopted a standalone stock option plan to attract, retain and motivate eligible persons. The options vest and are exercisable under certain conditions, which may vary depending on the options, over periods not to exceed 10 years from the date the option is granted, provided the employee is still employed by ArtToday at the time of exercise. Participants who are not officers, directors or consultants of ArtToday or of a parent or subsidiary of ArtToday have the right to exercise an option at the rate of not less than 20% per year over five years from the date the option is granted. Upon termination of employment, the employee generally has 90 days to exercise vested options otherwise the options are forfeited. The exercise price of each option is determined by the Board of Directors of ArtToday when the option is granted and may not be less than 85% of the fair market value of the shares on the grant date; provided that the exercise price of an incentive stock option or any option granted to a 10% stockholder will not be less than 100% of the fair market value of the shares on the date of the grant. All grants under the plan have been at 100% of the fair market value of the shares.

A summary of the activity in the ArtToday stock option plan during fiscal years 2002 and 2003 is as follows:

                                                      JUNE 30, 2002              JUNE 30, 2003
                                                 ----------------------      ----------------------
                                                NUMBER OF      EXERCISE     NUMBER OF      EXERCISE
                                                 OPTIONS         PRICE       OPTIONS         PRICE
                                                 -------        -------      -------        -------

Outstanding at beginning of year                  35,119        $ 15.43       31,969        $ 15.43
Granted                                              500          15.43         --             --
Forfeited                                         (3,650)         15.43         --             --
                                                 -------        -------      -------        -------
Outstanding at end of year                        31,969        $ 15.43       31,969        $ 15.43
                                                 =======        =======      =======        =======
Options exercisable at end of year                12,597        $ 15.43       19,731        $ 15.43
                                                 =======        =======      =======        =======
Weighted average fair value of options
   granted during the year                                      $ 15.10                     $  --

            The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in fiscal 2002: risk-free interest rate of 2.8%, expected lives of three years, expected dividend rate of zero, and expected volatility of 181%.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

            The following Unaudited Pro Forma Condensed Financial Information is based on the historical financial statements of Jupitermedia Corporation and ArtToday, Inc. and has been prepared to illustrate the effect of Jupitermedia Corporation's acquisition of ArtToday, Inc. The Unaudited Pro Forma Condensed Financial Information has been prepared using the purchase method of accounting. ArtToday reports its financial results on a fiscal year ending June 30. The financial statements of ArtToday included in the following unaudited pro forma condensed financial information are based on the unaudited statements of ArtToday for the twelve months ended December 31, 2002 and the six months ended June 30, 2003 that have been derived from the audited financial statements of ArtToday included in this report.

            The Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2003 gives effect to the acquisition of ArtToday, Inc. that was consummated on June 30, 2003. Since the acquisition of ArtToday occurred on June 30, 2003, the historical financial information of Jupitermedia Corporation as of June 30, 2003 reflects the acquisition of ArtToday. Therefore, the pro forma adjustments presented in the Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2003 eliminate the ArtToday historical information shown separately. The Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 2002 and for the six months ended June 30, 2003 give effect to the acquisition of ArtToday, Inc. as if the acquisition had been consummated on January 1, 2002.

            The Unaudited Pro Forma Condensed Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Financial Information included in this report and should be read in conjunction with the historical financial statements and accompanying disclosures contained in Jupitermedia Corporation's December 31, 2002 consolidated financial statements and notes thereto on Form 10-K and the historical financial statements of ArtToday, Inc. for the years ended June 30, 2002 and 2003 and notes thereto included in this report.

            The Unaudited Pro Forma Condensed Financial Information does not reflect future events that may occur after the acquisition has been completed. As a result of the assumptions, estimates and uncertainties, the accompanying Unaudited Pro Forma Condensed Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the acquisition in fact occurred on the dates indicated, nor does it purport to predict Jupitermedia Corporation's future financial condition or results of operations. The acquisition has been accounted for under the purchase method of accounting. Jupitermedia Corporation has not completed the final allocation of the purchase price to tangible and intangible assets of the acquisition.

                            JUPITERMEDIA CORPORATION

           INDEX TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----

Balance Sheet as of June 30, 2003                                          17

Notes to Unaudited Pro Forma Condensed Balance Sheet                       18

Statement of Operations for the Year Ended December 31, 2002               19

Statement of Operations for the Six Months Ended June 30, 2003             20

Notes to Unaudited Pro Forma Condensed Statements of Operations            21

                            JUPITERMEDIA CORPORATION

                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                  JUNE 30, 2003
                                 (IN THOUSANDS)

                                                      JUPITERMEDIA                                          JUPITERMEDIA
                                                      CORPORATION      ARTTODAY, INC.       PRO FORMA        CORPORATION
              ASSETS                                  (HISTORICAL)      (HISTORICAL)       ADJUSTMENTS(1)     PRO FORMA
                                                        ---------         ---------         ---------         ---------
Current assets:
    Cash and cash equivalents                           $  12,519         $      44         $     (44)        $  12,519
    Restricted cash                                          --                  65               (65)             --
    Accounts receivable, net                                6,018                48               (48)            6,018
    Unbilled accounts receivable                              971              --                --                 971
    Due from related party                                   --               1,275            (1,275)             --
    Prepaid expenses and other                              1,744               285              (285)            1,744
                                                        ---------         ---------         ---------         ---------
                      Total current assets                 21,252             1,717            (1,717)           21,252

Property and equipment, net                                 1,583               410              (410)            1,583
Intangible assets, net                                      5,778             1,036            (1,036)            5,778
Goodwill                                                   19,574              --                --              19,574
Investments and other assets                                1,792                39               (39)            1,792
                                                        ---------         ---------         ---------         ---------
                      Total assets                      $  49,979         $   3,202         $  (3,202)        $  49,979
                                                        =========         =========         =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                    $   1,712         $     100         $    (100)        $   1,712
    Accrued payroll and related expenses                    2,051                60               (60)            2,051
    Accrued expenses and other                              3,237               116              (116)            3,237
    Current portion of long-term liabilities                 --                 230              (230)             --
    Deferred revenue                                        8,043             1,616            (1,616)            8,043
                                                        ---------         ---------         ---------         ---------
                      Total current liabilities            15,043             2,122            (2,122)           15,043

Long-term liabilities                                         436               435              (435)              436
                                                        ---------         ---------         ---------         ---------
                      Total liabilities                    15,479             2,557            (2,557)           15,479
                                                        ---------         ---------         ---------         ---------
Commitment and contingencies

Stockholders' equity
   Common stock                                               256                 2                (2)              256
   Additional paid-in capital                             176,583             3,523            (3,523)          176,583
   Accumulated deficit                                   (142,250)           (2,880)            2,880          (142,250)
   Treasury stock                                            (106)             --                --                (106)
   Accumulated other comprehensive income                      17              --                --                  17
                                                        ---------         ---------         ---------         ---------
      Total stockholders' equity                           34,500               645              (645)           34,500
                                                        ---------         ---------         ---------         ---------
      Total liabilities and stockholders' equity        $  49,979         $   3,202         $  (3,202)        $  49,979
                                                        =========         =========         =========         =========

          See notes to the unaudited pro forma condensed balance sheet.

                            JUPITERMEDIA CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                  JUNE 30, 2003

The unaudited pro forma condensed balance sheet gives effect to the following unaudited pro forma adjustments:

1. Since the acquisition of ArtToday occurred on June 30, 2003, the historical financial information of Jupitermedia Corporation as of June 30, 2003 reflects the acquisition of ArtToday. Therefore, the pro forma adjustments presented in the Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2003 eliminate the ArtToday historical information shown separately.

                            JUPITERMEDIA CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2002

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                JUPITERMEDIA                                          JUPITERMEDIA
                                                                CORPORATION     ARTTODAY, INC.     PRO FORMA          CORPORATION
                                                                (HISTORICAL)     (HISTORICAL)     ADJUSTMENTS          PRO FORMA
                                                                  --------         --------         --------            --------

Revenues                                                          $ 40,697         $  4,442         $   --              $ 45,139
Cost of revenues                                                    16,757              343              (13)   (3)       17,087
                                                                  --------         --------         --------            --------
Gross profit                                                        23,940            4,099               13              28,052
                                                                  --------         --------         --------            --------
Operating expenses:
    Advertising, promotion and selling                              14,116              550             (180)   (3)       14,486
    General and administrative                                       6,787            3,103             (875)   (3)        9,015
    Research and development                                          --                815             --                   815
    Depreciation                                                     2,235             --                834    (3)        3,069
    Amortization                                                       807             --                234    (3)        1,041
                                                                  --------         --------         --------            --------
 Total operating expenses                                           23,945            4,468               13              28,426
                                                                  --------         --------         --------            --------
Operating loss                                                          (5)            (369)            --                  (374)

Gain (loss) on investments and other, net                             (205)               1             --                  (204)
Interest income                                                        383                4             (130)   (1)          257
Interest expense                                                      --                (24)            --                   (24)
                                                                  --------         --------         --------            --------
Income (loss) before, minority interests and equity losses
   from international and venture fund investments, net                173             (388)            (130)               (345)

Minority interest                                                      (40)            --               --                   (40)
Equity loss from international and venture fund
   investments, net                                                   (644)            --               --                  (644)
                                                                  --------         --------         --------            --------
Net loss                                                          $   (511)        $   (388)        $   (130)           $ (1,029)
                                                                  ========         ========         ========            ========

Basic and diluted net loss per share                              $  (0.02)                                             $  (0.04)
                                                                  ========                                              ========
Weighted average number of common shares                            25,318                               250    (2)       25,568
                                                                  ========                          ========            ========

     See notes to the unaudited pro forma condensed statement of operations.

                            JUPITERMEDIA CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2003

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         JUPITERMEDIA                                          JUPITERMEDIA
                                                         CORPORATION     ARTTODAY, INC.     PRO FORMA          CORPORATION
                                                         (HISTORICAL)     (HISTORICAL)     ADJUSTMENTS          PRO FORMA
                                                           --------         --------         --------            --------
Revenues                                                   $ 18,465         $  3,029         $   --              $ 21,494
Cost of revenues                                              9,180              289              (13)   (3)        9,456
                                                           --------         --------         --------            --------
Gross profit                                                  9,285            2,740               13              12,038
                                                           --------         --------         --------            --------
Operating expenses:
    Advertising, promotion and selling                        6,261              464             (113)   (3)        6,612
    General and administrative                                3,378            1,675             (436)   (3)        4,617
    Research and development                                   --                498             --                   498
    Depreciation                                                701             --                436    (3)        1,137
    Amortization                                                496             --                126    (3)          622
                                                           --------         --------         --------            --------
 Total operating expenses                                    10,836            2,637               13              13,486
                                                           --------         --------         --------            --------
Operating income (loss)                                      (1,551)             103             --                (1,448)

Loss on investments and other, net                               (1)            --               --                    (1)
Interest income                                                 151             --                (65)   (1)           86
Interest expense                                               --                (15)            --                   (15)
                                                           --------         --------         --------            --------
Income (loss) before, minority interests and equity
   losses from international and venture fund
   investments, net                                          (1,401)              88              (65)             (1,378)

Minority interest                                                10             --               --                    10
Equity loss from international and venture fund
   investments, net                                             (50)            --               --                   (50)
                                                           --------         --------         --------            --------
Net income (loss)                                          $ (1,441)        $     88         $    (65)           $ (1,418)
                                                           ========         ========         ========            ========


Basic and diluted net loss per share                       $  (0.06)                                             $  (0.06)
                                                           ========                                              ========
Weighted average number of common shares                     25,292                               250    (2)       25,542
                                                           ========                          ========            ========

    See notes to the unaudited pro forma condensed statements of operations.

                            JUPITERMEDIA CORPORATION

         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

 FOR THE YEAR ENDED DECEMBER 31, 2002 AND FOR THE SIX MONTHS ENDED JUNE 30, 2003

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


The unaudited pro forma condensed statements of operations give effect to the following unaudited pro forma adjustments:

1. Adjustment reflects the reduction in interest income related to the cash expended in the purchase transaction.

2. Adjustment reflects 250,000 shares of Jupitermedia's common stock issued in the purchase transaction.

3. Adjustment reflects the reclassification of depreciation and amortization to conform to Jupitermedia's historical presentation.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               JUPITERMEDIA CORPORATION

Date:  September 12, 2003                      By: /s/ Christopher S. Cardell
                                                  ------------------------------
                                               Christopher S. Cardell
                                               President